Exhibit 10.3

Settlement Agreement

This Settlement Agreement (this “Agreement”), dated as of August 11, 2025, is being entered into by and between Nukkleus Inc., a Delaware corporation (the “Company”), and X ABS Investments Limited Partnership, a Michigan limited partnership (the “Holder”).

WHEREAS, on or about August 1, 2024, the Company issued to East Asia Technology Investments Ltd. (“EATI”) a Senior Secured Promissory Note in the principal amount of $515,000, a copy of which is annexed as Schedule A hereto (the “Note”), along with a Stock Purchase Warrant to purchase 175,000 shares (1,400,000 on a pre-reverse stock split basis prior to giving effect to the Company’s eight-for-one reverse stock split effected on October 11, 2024 (the “Reverse Split”)) at an exercise price of $2.00 per share ($0.25 per share on a pre-Reverse Split basis), a copy of which is annexed as Schedule B hereto (the “Warrant”);

WHEREAS, the parties acknowledge and agree that the Note has been in default since February 1, 2025 and remains in default as of the date hereof and that as a result of regularly accruing interest and the additional interest that accrues during the pendency of an event of default, the principal amount of indebtedness and accrued interest represented by the Note is $607,889 through July 30th, 2025;

WHEREAS, on or about June 25, 2025, the Holder purchased the Note and the Warrant from EATI and simultaneously facilitated the negotiation and execution of release and settlement agreements between EATI, Palm Global Technologies Limited and the Company for the benefit of the Company; and

WHEREAS, following the acquisition of the Note, the Holder provided notice to the Company disputing the conversion price of the Note following the Reverse Split;

WHEREAS, in order to cure the outstanding event of default under the Note and to settle a dispute between the Holder and the Company related to the conversion price of the Note following the Reverse Split, the parties desire to enter into this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

Section 1. Settlement Terms.

a)	Acknowledgment of Amount Due under the Note. The parties agree that the amount presently due on the Note is $607,889.

b)	Waiver of Event of Default under the Note and Conversion of the Note. The Holder hereby agrees to waive all events of default currently in existence under the Note (the “Event of Default Waiver”). Concurrently with the execution herewith, and with no further action required by the Holder, the Holder hereby agrees to convert the Note into 243,155 shares of the Company’s common stock (the “Conversion Shares”) based on a post Reverse Split conversion price of $2.50 per share. In furtherance of the same, the Holder acknowledges and agrees that the Note is deemed satisfied and cancelled in all respects upon delivery of the Conversion Shares.

c)	Issuance of Pre-Funded Warrants. In connection with the Event of Default Waiver and the Holder’s agreement to convert the Note on the post Reverse Split conversion price, the Company hereby agrees to issue to the Holder pre-funded warrants to purchase up to 19.99% of the Company’s issued and outstanding shares of common stock as of the day immediately prior to the date hereof in the form attached hereto as Exhibit 1 (the “Pre-Funded Warrant”). The Pre-Funded Warrant shall be exercisable on a cashless basis at any time by the Holder and shall contain a beneficial ownership blocker. The Holder acknowledges that the Pre-Funded Warrant is a restricted security and that the shares issuable upon exercise of the Pre-Funded Warrants, if not registered, will have restrictions upon resale imposed by state and federal securities laws. To the extent required by law or the regulation by the Nasdaq Stock Market, the exercise of the Pre-Funded Warrant will be subject to approval of the Company’s shareholders.

Section 2. Release. The Holder, on his/her/its own behalf and on behalf of each of his/her/its affiliates, and the heirs, executors, administrators, successors and assigns of each of them (collectively, “Releasors”) hereby irrevocably, unconditionally and generally release and discharge the Company and its officers, directors, employees, attorneys and agents in their respective capacities as such (collectively, “Releasees”), to the fullest extent permitted by law, from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty, equity, arbitration or otherwise, which against the Releasees, or any of them, the Releasors ever had, now has or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever, whether known or unknown, and whether heretofore asserted or unasserted, from the beginning of the world to the date of this Agreement, including, but not limited to, claims related to the Notes, and including, but not limited to, claims under federal, state or local laws, statutes or ordinances, including any claim of tort or contract, or common law claims thereunder (collectively, the “Released Claims”). Each of the Releasors covenants that it will not bring, commence, maintain or prosecute, directly or indirectly, any action at law or proceeding in equity or any legal or administrative proceeding or other claim for damages or other relief against any of the Releasees based in whole or in part upon any of the Released Claims. Each of the Releasors further agrees that it will not, directly or indirectly, hereafter control, promote, instigate, encourage, assist, or participate in any claim, proceeding or litigation, charging any of the Releasees, with any act, cause or claim whatsoever which is in whole or in part in any way related to any of the Released Claims.

Section 3. Further Assurances. Each party will execute and deliver such further agreements, documents and instruments and take such further action as may be reasonably requested by any other party to carry out the provisions and purposes of this Agreement.

Section 4. Expenses. Except as otherwise specified in this Agreement, all expenses shall be paid by the party incurring such costs and expenses.

Section 5. Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State without giving effect to any choice or conflict of law provision or rule.

Section 6. Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission, such as by electronic mail in “pdf” form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 7. Independent Counsel. Each of the parties agrees and acknowledges that it has had an opportunity to have counsel of its own choosing review and represent it in connection with the execution and delivery of this Agreement. This Agreement has been and shall be construed to have been drafted by all of the parties to it so that the rule of construing ambiguities against the drafter shall have no force or effect.

Section 8. Captions. The captions used in this Agreement are intended for convenience of reference only, shall not constitute any part of this Agreement and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Agreement.

Remainder of Page Intentionally Omitted; Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

NUKKLEUS INC.

By:	/s/ Menachem Shalom
Name: Menachem Shalom
Title: CEO

X ABS INVESTMENTS LIMITED PARTNERSHIP

By:	/s/ NLI170 Investments LLC
Name: NLI170 INVESTMENTS LLC
Title: GP

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